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                                                                    EXHIBIT 99.1

[GENCORP LOGO]
                                                              Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820

NEWS RELEASE

                                                                      Terry Hall
                                                                     Sr. VP, CFO
                                                                  (916) 351-8606

                              FOR IMMEDIATE RELEASE
                              ---------------------

 GENCORP'S AEROJET SEGMENT SIGNS AGREEMENT WITH NORTHROP GRUMMAN CORPORATION TO
               SELL ELECTRONICS AND INFORMATION SYSTEMS BUSINESS


         SACRAMENTO, CALIFORNIA, April 20, 2001 - GenCorp (NYSE: GY) today announced that its aerospace and defense segment, Aerojet-General, has signed a definitive agreement to sell its Electronic and Information Systems (EIS) business to Northrop Grumman Corporation (NYSE: NOC) for $315 million in cash. The EIS business had revenues of $323 million in fiscal year 2000. The sale, which is subject to the receipt of government approvals, is expected to close by the summer. Northrop Grumman will acquire the assets of EIS operations in Azusa, California, and in Boulder and Colorado Springs, Colorado, and the EIS employees will transfer to Northrop Grumman.

         "The sale of Aerojet's EIS business allows us to focus our defense sector efforts on growing our propulsion and related defense businesses, which are located principally in Sacramento, California," said Bob Wolfe, GenCorp Chairman and CEO. "The sale achieves key objectives for GenCorp:




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-    The sale of EIS strengthens GenCorp's balance sheet, allows us to pay down existing debt, and gives us the ability to more readily access the capital markets to grow other businesses, primarily the propulsion and defense related unit of Aerojet, and GenCorp's new real estate business.

- The sale offers EIS employees the opportunity to be part of Northrop Grumman's rapidly growing Electronic Sensors and Systems Sector."

     Effective immediately, GenCorp will implement two management changes related to the transaction. Carl Fischer, currently President of the Aerojet segment, will continue to head Aerojet's EIS business in Azusa, and will lead the transition between Aerojet and Northrop Grumman. In addition, Fischer will remain a Vice President of GenCorp until the transaction closes. Michael Martin has been given a temporary assignment to head Aerojet's Missile and Space Propulsion business in Sacramento, and will retain his current position as GenCorp Vice President and Controller.

     Aerojet's EIS business is widely recognized for its expertise in infrared and microwave satellite sensor payloads used for remote sensing and meteorological applications, ground systems and software engineering, as well as the design and development of smart munitions and armaments - all areas that are highly complementary with Northrop Grumman's operations. EIS Azusa operations employ 1,256 people. There are 195 EIS employees at the Colorado operations.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear





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shipbuilding and systems. With 80,000 employees and operations in 44 states and
25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

     GenCorp is a technology-based manufacturer with leading positions in aerospace and defense, pharmaceutical fine chemicals and automotive industries. Merrill Lynch & Co. advised GenCorp on the transaction. For more information on the Company, visit GenCorp's Web site at www.GenCorp.com.